March 2, 2000

Mr. George Hays
Manager
AZI, LLC
1912 West 4th Street
Tempe, AZ 85281

Re: Financing Commitment

Dear George:

Imperial Bank is pleased to present a commitment (as described below) to finance the change in control of Arizona Instrument Corporation ("AZIC"). In addition to the requirements of the term sheet below, this commitment remains subject to:
(1) final documentation acceptable to all parties, and (2) the absence of any material adverse change in the operations or financial results of AZIC.

                               TERMS & CONDITIONS

Borrower:                NewCo to be formed (and operating subsidiaries, if any)

Lender:                  Imperial Bank

                                  FACILITY 01:

Facility Type:           Revolving Line of Credit

Amount:                  Up  to   $750,000   so  long  as  Facility  03  is  not
                         extinguished.   Upon  extinguishment  of  Facility  03,
                         Amount will be increased to up to $1,250,000.

Purpose: Working capital and acquisition financing of Arizona Instrument Corporation

Advances:                Up to  75%  of  eligible  accounts  receivable,  25% of
                         eligible finished goods inventory, and 15% of eligible components inventory. Advance rates subject to initial collateral audit to be performed by Lender.

Collateral:              (1)  Blanket  filing  on  all  of Borrower's assets now
                              owned or hereafter acquired

                         (2)  Pledge of Newco stock

Guarantor:               George G. Hays

Mr. George Hays
AZI LLC
03/02/00
Page 2


Interest Rate:           Prime + 1.50%

Availability Fee:        50  basis  points  of  unused   availability,   payable
                         quarterly in arrears

Maturity:                364 days from the date of close

Repayment:               Interest monthly, principal at maturity

                                  FACILITY 02:

Facility Type:           Amortizing Term Loan

Amount:                  $2,250,000.00

Purpose:                 Acquisition financing of Arizona Instrument Corporation

Collateral:              Identical to Facility 01

Guarantor:               Identical to Facility 01

Interest Rate:           Prime + 2.50%

Origination Fee:         1.50% of the term loan amount ($33,750) payable at
                         closing

Final Maturity:          60 months form the date of close

Repayment:               6 months  interest  only,  followed  by  equal  monthly
                         principal payments sufficient to fully amortize the principal within 78 months, plus interest. Unpaid balance due at maturity.

                                  FACILITY 03:

Facility Type:           Short Term Bridge Loan

Amount:                  up to $3,000,000.00

Advance:                 100% of Imperial Bank Certificate of Deposit collateral

Purpose:                 Bridge access to cash

Mr. George Hays
AZI LLC
03/02/00
Page 3


Collateral:              Imperial  Bank  Certificate  of  Deposit  for amount of
                         Credit Facility 03

Guarantor:               Identical to Facility 01

Interest Rate:           Prime

Origination Fee:         $2,500.00 payable at closing

Final Maturity:          One week from date of close

Repayment:               Principal and interest due at Maturity


FINANCIAL COVENANTS:

Senior Debt Service Coverage:       Defined as EBITDA less Taxes/Total senior
                                    debt service. Minimum ratio of 1.3x.
                                    Measured quarterly on a rolling four quarter basis.

Total Debt Service Coverage:        Defined as EBITDA less Taxes/Total debt
                                    service. Minimum ratio of 1.1x. Measured quarterly on a rolling four quarter basis.

Leverage Ratio:                     Defined as Funded Senior Debt/EBITDA less
                                    Taxes. Maximum ratio of 3.5x for 2000, 3.0x thereafter. Measured quarterly.

Liquidity ratio:                    Either a current or quick ratio to be
                                    negotiated.

REPORTING REQUIREMENTS:

1) Monthly, within 30 days of month end, company-prepared financial statements for NewCo certified by the Borrower's financial officer

2) Quarterly, within 30 days of quarter end, a covenant compliance certificate certified by the Borrower's financial officer

3)   Monthly,  within 15 days of month end,  accounts  receivable and accounting
     payable  agings,  and  a  borrowing  base  certificate   certified  by  the
     Borrower's financial officer

Mr. George Hays
AZI LLC
03/02/00
Page 4


4) Annually, within 90 days of year end, an unqualified audited financial statement for NewCo prepared by Certified Public Accountants acceptable to the Lender

ADDITIONAL REQUIREMENTS:

1) Draw at close to be a maximum of $750,000 on Facility A for the purpose of acquisition of Arizona Instruments;

2) Minimum of $1,000,000.00 in new equity or subordinated debt, of which $500,000 must be equity;

3)   Bi-annual collateral audits;

4) Subordination agreement with subordinated debt provider acceptable to Lender;

5) Excess cash flow recapture provision to be negotiated (includes 100% of proceeds from sale of real estate notes or liquefaction of cash value of life insurance);

6)   No dividends or distributions without prior written approval of the Lender;

7)   Annual capital expenditures limitation of $400,000;

8)   Guarantor jurat relating to personal financial statements;

9)   Facilities 01 and 02 to be cross-collateralized and cross-defaulted;

10)  Primary depository relationship to be maintained at Imperial Bank;

11) The Borrower shall bear all costs of legal documentation as well as any out-of-pocket expenses, including but not limited to the collateral audit, associated with the closing of this transaction;

12) George G. Hays to have and maintain majority ownership and control of new company;

13)  Stock purchase and/or merger agreement satisfactory to Imperial; and,

Mr. George Hays
AZI LLC
03/02/00
Page 5


14)  All other customary and reasonable business and financial covenants.

Imperial Bank is pleased to provide the above commitment to AZIC. If you find the terms and conditions acceptable, please indicate so by signing below and returning a signed copy to Imperial Bank along with a deposit payment of $15,000. The deposit will be applied against the commitment fees. Should the financing not be completed, one-half of the deposit will be returned by Imperial Bank.

This commitment will expire without further notice by 5:00, March 20, 2000 unless accepted by you. If accepted by you, the commitment will expire if the financing is not completed by July 31, 2000.

Sincerely,

Edmund Ozorio
Vice President

Accepted this 17th day of March, 2000

AZI LLC

By: /s/ George G. Hays its: Manager